AMENDED AND RESTATED DEPOSIT AGREEMENT, dated as of _______________ (this "Deposit Agreement"), among ASTRAZENECA PLC (the "Company") and its successors, CITIBANK, N.A., as successor depositary hereunder (the "Depositary"), and all Holders and Beneficial Owners from time to time of American Depositary Receipts ("ADRs") issued hereunder evidencing American Depositary Shares ("ADSs") representing deposited Shares (as defined below).

W I T N E S S E T H

WHEREAS, the Company and JPMorgan Chase Bank, N.A. (the "Old Depositary") entered into a  Second Amended and Restated Deposit Agreement, dated as of December 9, 2009 (the "Old Deposit Agreement"), to provide for the deposit of  Shares of the Company with the Old Depositary, as predecessor depositary, for the creation of American depositary shares ("Old ADSs") representing the Shares (as hereinafter defined) so deposited and for the execution and delivery of American depositary receipts ("Old ADRs") evidencing the Old ADSs; and

WHEREAS, pursuant to the terms of Section 13 of the Old Deposit Agreement and paragraphs (15) and (16) of the Old ADRs, the Company now wishes to (i) remove the Old Depositary as depositary under the Old Deposit Agreement and replace the Old Depositary with Citibank, N.A., as successor depositary, and (ii) amend and restate the Old Deposit Agreement and the Old ADRs in accordance with the terms and conditions set forth in this Deposit Agreement;

NOW THEREFORE, in consideration of the premises, the parties hereto hereby amend and restate the Old Deposit Agreement and the Old ADRs in their entireties as follows:

1.           Certain Definitions.

(a)           "ADR Register" is defined in paragraph (3) of the form of ADR.

(b)           "ADRs" mean the American Depositary Receipts executed and delivered hereunder.  ADRs shall be executed and delivered in physical certificated form or in the form of uncertificated Direct Registration ADRs.  ADRs in physical certificated form shall be substantially in the form of Exhibit A annexed hereto (the "form of ADR").  References to "ADRs" shall include uncertificated Direct Registration ADRs, unless the context otherwise requires.

(c)           "ADSs" means American depositary shares representing beneficial interests in the Deposited Securities.  Subject to paragraphs (10) and (13) of the form of ADR, each ADS represents the right to receive one (1) Share.

(d)           "Articles" means the Articles of Association of the Company, as amended from time to time.

(e)           "Beneficial Owner" means, as to any ADS, any person or entity having a beneficial interest deriving from the ownership of such ADS.  A Beneficial Owner of ADSs may or may not be the Holder of such ADSs.  A Beneficial Owner shall be able to exercise any right or receive any benefit hereunder solely through the person who is the Holder of the ADSs owned by such Beneficial Owner.  Unless otherwise identified to the Depositary, a Holder shall be deemed to be the Beneficial Owner of all the ADSs registered in his/her/its name.

(f)           "Custodian" means Citibank, N.A. (London Branch), in its capacity as such, as the agent of the Depositary for the purposes of this Deposit Agreement named as Custodian in the form of ADR and any additional or substitute Custodian appointed pursuant to Section 8 hereof.

(g)           The terms "deliver", "execute", "issue", "register", "surrender", "transfer" or "cancel", when used with respect to Direct Registration ADRs, shall refer to an entry or entries or an electronic transfer or transfers in the Direct Registration System, and, when used with respect to ADRs in physical certificated form, shall refer to the physical delivery, execution, issuance, registration, surrender, transfer or cancellation of certificates representing the ADRs.

(h)           "Delivery Order" is defined in Section 3 hereof.

(i)           "Deposited Securities" as of any time means all Shares at such time deposited under this Deposit Agreement and any and all other Shares, securities, property and cash at such time held by the Depositary or the Custodian in respect or in lieu of such deposited Shares and other Shares, securities, property and cash.

(j)           "Direct Registration ADR" means an uncertificated ADR, the ownership of which is recorded on the Direct Registration System.

(k)           "Direct Registration System" means the direct registration system maintained by the Depositary, pursuant to which the Depositary may record the ownership of uncertificated ADRs, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto.

(l)           "DTC" shall mean The Depository Trust Company, a national clearinghouse and the central book-entry settlement system for securities traded in the United States and, as such, the custodian for the securities of DTC Participants maintained in DTC, and any successor thereto.

(m)           "DTC Participant" shall mean any financial institution (or any nominee of such institution) having one or more participant accounts with DTC for receiving, holding and delivering the securities and cash held in DTC.  A DTC Participant may or may not be a Beneficial Owner.  If a DTC Participant is not the Beneficial Owner of the ADSs credited to its account at DTC, or of the ADSs in respect of which the DTC Participant is otherwise acting, such DTC Participant shall be deemed, for all purposes hereunder, to have all requisite authority to act on behalf of the Beneficial Owner(s) of the ADSs credited to its account at DTC or in respect of which the DTC Participant is so acting.

(n)           "Holder" means the person or persons in whose name an ADR is registered on the ADR Register. A Holder may or may not be a Beneficial Owner.  If a Holder is not the Beneficial Owner of the ADS(s) registered in its name, such person shall be deemed, for all purposes hereunder, to have all requisite authority to act on behalf of the Beneficial Owners of the ADSs registered in its name.

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(o)           "Securities Act of 1933" means the United States Securities Act of 1933, as from time to time amended.

(p)           "Securities Exchange Act of 1934" means the United States Securities Exchange Act of 1934, as from time to time amended.

(q)           "Shares" mean the ordinary shares of the Company, and shall include the rights to receive Shares specified in paragraph (1) of the form of ADR.

(r)           "Transfer Office" is defined in paragraph (3) of the form of ADR.

(s)           "Withdrawal Order" is defined in Section 6.

2.           Appointment of Depositary; Form of ADR; Incorporation by Reference.

(a)           Appointment of Depositary.  The Company hereby appoints the Depositary as successor depositary for the Deposited Securities and hereby authorizes and directs the Depositary to act in accordance with the terms and conditions set forth in this Deposit Agreement and the form of ADR.  Each Holder and each Beneficial Owner, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of this Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of this Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in this Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in accordance with this Deposit Agreement in its sole discretion may deem necessary or appropriate to carry out the purposes of this Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.  The issuer of the ADSs is deemed to be the legal entity resulting from this Deposit Agreement for the purpose of U.S. securities laws.

(b)           Form of ADR.  ADRs in certificated form shall be engraved, printed or otherwise reproduced at the discretion of the Depositary in accordance with its customary practices in its American depositary receipt business, or at the request of the Company typewritten and photocopied on plain or safety paper, and shall be substantially in the form set forth in the form of ADR, with such changes as may be required by the Depositary or the Company to comply with their obligations hereunder, any applicable law, regulation or usage or to indicate any special limitations or restrictions to which any particular ADRs evidencing ADSs are subject.  ADRs may be issued in denominations of any whole number of ADSs.  ADRs in certificated form shall be dated, executed and countersigned by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary and registered in the ADR Register.  ADRs in certificated form bearing the manual or facsimile signature of anyone who was at the time of execution a duly authorized officer of the Depositary shall bind the Depositary, notwithstanding that such officer has ceased to hold such office prior to the delivery of such ADRs. Holders and Beneficial Owners shall be bound by the terms and conditions of this Deposit Agreement and of the form of ADR, as incorporated by reference herein, regardless of whether their ADRs are uncertificated Direct Registration ADRs or certificated ADRs.

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(b)           Direct Registration ADRs.  Notwithstanding anything in this Deposit Agreement or in the form of ADR to the contrary, ADSs may be evidenced by uncertificated Direct Registration ADRs, unless certificated ADRs are specifically requested by the Holder or ADSs are to be issued and delivered pursuant to the terms and conditions of (c) below.

(c)           Book-Entry Systems. The Depositary shall make arrangements for the acceptance of the ADSs into DTC.  Unless issued as uncertificated ADRs, a single ADR in the form of a "Balance Certificate" will evidence all ADSs held through DTC and will be registered in the name of the nominee for DTC (currently "Cede & Co.") and will provide that it represents the aggregate amount of ADSs from time to time indicated in the records of the Depositary as being issued hereunder and held through DTC and that the aggregate amount of ADSs represented thereby may from time to time be increased or decreased by making adjustments on such records of the Depositary and of DTC or its nominee as hereinafter provided.  The nominee for DTC will be the only "Holder" of the ADR evidencing all ADSs held through DTC.  Citibank, N.A. (or such other entity as is appointed by DTC or its nominee) may hold the "Balance Certificate" as custodian for DTC.  Each Beneficial Owner of ADSs held through DTC must rely upon the procedures of DTC and the DTC Participants to exercise or be entitled to any rights attributable to such ADSs.  The DTC Participants shall for all purposes be deemed to have all requisite power and authority to act on behalf of the Beneficial Owners of the ADSs held in the DTC Participants' respective accounts in DTC and the Depositary shall for all purposes be authorized to rely upon any instructions and information given to it by DTC Participants on behalf of Beneficial Owners of ADSs.  So long as ADSs are held through DTC or unless otherwise required by law, ownership of beneficial interests in the ADR registered in the name of the nominee for DTC will be shown on, and transfers of such ownership will be effected only through, records maintained by (i) DTC or its nominee (with respect to the interests of DTC Participants), or (ii) DTC Participants or their nominees (with respect to the interests of clients of DTC Participants).

3.           Deposit of Shares.  In connection with the deposit of Shares hereunder, the Depositary or the Custodian may require the following in form satisfactory to it:  (a) a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons designated in such order (i) uncertificated Direct Registration ADRs or ADRs evidencing the number of ADSs representing such deposited Shares or (ii) ADSs representing such Shares to the DTC Participant account number designated in such order by making the appropriate adjustments on the records of the Depositary and of DTC and its nominee (a "Delivery Order"); (b) proper endorsements or duly executed and stamped (if necessary) instruments of transfer in respect of such deposited Shares; (c) instruments assigning to the Depositary, the Custodian or its nominee of either any distribution on or in respect of such deposited Shares or indemnity therefor; and (d) proxies entitling the Custodian (or its nominee) to vote such deposited Shares.  As soon as practicable after the Custodian receives Deposited Securities pursuant to any such deposit or pursuant to paragraph (10) or (13) of the form of ADR, the Custodian shall present such Deposited Securities for registration of transfer into the name of the Depositary or its nominee or the Custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration.  Deposited Securities shall be held by the Custodian for the account and to the order of the Depositary at such place or places and in such manner as the Depositary shall determine.  Deposited Securities may be delivered by the Custodian to any person only under the circumstances expressly contemplated in this Deposit Agreement.

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4.           Issue of ADRs. After any such deposit of Shares, the Custodian shall notify the Depositary of such deposit and of the information contained in any related Delivery Order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission.  After receiving such notice from the Custodian, the Depositary, subject to this Deposit Agreement, shall issue and deliver at the Transfer Office, to or upon the order of any person named in such notice, the aggregate ADSs to which such person is entitled and, if applicable, ADR(s) evidencing ADSs so issued, in each case registered as requested.  ADRs may be issued by the Depositary only under circumstances contemplated in this Deposit Agreement.

5.           Distributions on Deposited Securities; Conversion of Foreign Currency.

(a)           Distributions on Deposited Securities.  Following timely written notice to the Depositary and to the extent that the Depositary determines in its discretion that any distribution pursuant to paragraph (10) of the form of ADR is practicable with respect to any Holder, the Depositary may make such distribution as it so deems practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such Holder's ADRs (without liability for interest thereon or the investment thereof).

(b)           Conversion of Foreign Currency.  Upon receipt by the Depositary or the Custodian of any foreign currency, if at the time of its receipt such foreign currency can in the judgment of the Depositary be converted on a practicable basis into U.S. dollars and the resulting U.S. dollars transferred to the United States for distribution to Holders entitled thereto, the Depositary shall as promptly as practicable convert or cause to be converted such foreign currency into U.S. dollars by sale or in any other manner that it may determine, and shall transfer the resulting U.S. dollars (net of its charges and expenses in effecting such conversion) to the United States and shall distribute such U.S. dollars to the Holders entitled thereto in accordance with paragraph (10) of the form of ADR.  If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall have discretion to file such application for approval or license as it may deem desirable.  If at any time the Depositary shall determine that in its judgment the conversion of any foreign currency and the transfer and distribution of proceeds of such conversion received by the Depositary is not practicable or lawful, or if any approval or license of any governmental authority or agency thereof that is required for such conversion, transfer and distribution is denied or, in the opinion of the Depositary, not obtainable at a reasonable cost or within a reasonable period, the Depositary may, in its discretion, (i) make such conversion and distribution in U.S. dollars to the Holders for whom such conversion, transfer and distribution is lawful and practicable, (ii) distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to Holders for whom this is lawful and practicable, or (iii) hold (or cause the Custodian to hold) such foreign currency (without liability for interest thereon) for the respective accounts of the Holders entitled to receive the same.

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(c)           Withdrawal of Deposited Securities. In connection with any surrender of an ADR for withdrawal of the Deposited Securities represented by the ADSs evidenced thereby, the Depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Holder's written order directing the Depositary to cause the Deposited Securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order (a "Withdrawal Order").  Directions from the Depositary to the Custodian to deliver Deposited Securities shall be given by letter, first class airmail postage prepaid, or, at the request, risk and expense of the Holder, by cable, telex or facsimile transmission.  Delivery of Deposited Securities may be made by the delivery of certificates (which, if required by law, shall be properly endorsed or accompanied by properly executed instruments of transfer or, if such certificates may be registered, registered in the name of such Holder or as ordered by such Holder in any Withdrawal Order) or by such other means as the Depositary may deem practicable, including, without limitation, by transfer of record ownership thereof to an account designated in the Withdrawal Order maintained either by the Company or an accredited intermediary, such as a bank, acting as a registrar for the Deposited Securities.

6.          Substitution of ADRs.  The Depositary shall execute and deliver a new Direct Registration ADR in exchange and substitution for any mutilated certificated ADR upon cancellation thereof or in lieu of and in substitution for such destroyed, lost or, stolen certificated ADR, unless the Depositary has notice that such ADR has been acquired by a bona fide purchaser, upon the Holder thereof filing with the Depositary a request for such execution and delivery and a sufficient indemnity bond and satisfying any other reasonable requirements imposed by the Depositary.

7.           Cancellation and Destruction of ADRs.  All ADRs surrendered to the Depositary shall be cancelled by the Depositary.  The Depositary is authorized to destroy ADRs in certificated form so cancelled in accordance with its customary practices.

8.           The Custodian.  Any Custodian in acting hereunder shall be subject to the directions of the Depositary and shall be responsible solely to it.  The Depositary may from time to time, after consultation with the Company, if practicable, appoint or remove one or more agents to act for it as Custodian hereunder.  Each Custodian so appointed (other than Citibank, N.A. (London Branch)) shall give written notice to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms hereof.

Any Custodian may resign from its duties hereunder by at least 30 days' written notice to the Depositary.  The Depositary may discharge any Custodian at any time upon notice to the Custodian being discharged.  Any Custodian ceasing to act hereunder as Custodian shall deliver, upon the instruction of the Depositary, all Deposited Securities held by it to a Custodian continuing to act.

9.           Co-Registrars and Co-Transfer Agents.  The Depositary may appoint and remove (i) co-registrars to register ADRs and transfers, combinations and split-ups of ADRs and to countersign ADRs in accordance with the terms of any such appointment and (ii) co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices in addition to the Transfer Office on behalf of the Depositary.  Each co-registrar or co-transfer agent (other than Citibank, N.A.) shall give notice in writing to the Company and the Depositary accepting such appointment and agreeing to be bound by the applicable terms of this Deposit Agreement.

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10.           Lists of Holders.  The Company shall have the right to inspect transfer records of the Depositary and its agents and the ADR Register, take copies thereof and require the Depositary and its agents to supply copies of such portions of such records as the Company may request.  The Depositary or its agent shall furnish to the Company promptly upon the written request of the Company, a list of the names, addresses and holdings of ADSs by all Holders as of a date within seven days of the Depositary's receipt of such request.

11.           Depositary's Agents.  The Depositary may perform its obligations under this Deposit Agreement through any agent appointed by it, provided that the Depositary shall notify the Company of such appointment and shall remain responsible for the performance of such obligations as if no agent were appointed, subject to Section 14 of the form of ADR.

12.           Successor Depositary.  The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.  The Depositary may at any time be removed by the Company by providing no less than 90 days' prior written notice of such removal to the Depositary, such removal to take effect the later of (i) the 90th day after such notice of removal is first provided and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.  Notwithstanding the foregoing, if upon the resignation or removal of the Depositary a successor depositary is not appointed within the applicable 45-day period (in the case of resignation) or 90-day period (in the case of removal) as specified in paragraph (17) of the form of ADR, then the Depositary may elect to terminate this Deposit Agreement and the ADR and the provisions of said paragraph (17) shall thereafter govern the Depositary's obligations hereunder.  In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York.  Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation).  The predecessor depositary, only upon payment of all sums due to it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than its rights to indemnification and fees owing, each of which shall survive any such removal and/or resignation), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding ADRs.  Any such successor depositary shall promptly mail notice of its appointment to such Holders.  Any bank or trust company into or with which the Depositary may be merged or consolidated, or to which the Depositary shall transfer substantially all its American depositary receipt business (including the ADR facility established pursuant to this Agreement), shall be the successor of the Depositary without the execution or filing of any document or any further act.

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13.           Reports.  On or before the first date on which the Company makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the Depositary a copy thereof in English or with an English translation or summary.  The Company has delivered to the Depositary, the Custodian and any Transfer Office, a copy of all provisions of or governing the Shares and any other Deposited Securities issued by the Company or any affiliate of the Company and, promptly upon any change thereto, the Company shall deliver to the Depositary, the Custodian and any Transfer Office, a copy (in English or with an English translation) of such provisions as so changed.  The Depositary and its agents may rely upon the Company's delivery thereof for all purposes of this Deposit Agreement.

14.           Additional Shares.  Neither the Company nor any company controlling, controlled by or under common control with the Company shall issue additional Shares, rights to subscribe for Shares, securities convertible into or exchangeable for Shares or rights to subscribe for any such securities or shall deposit any Shares under this Deposit Agreement, except under circumstances complying in all respects with the Securities Act of 1933.  The Depositary will use reasonable efforts to comply with written instructions of the Company not to accept for deposit hereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with securities laws in the United States.

15.           Indemnification.

(a)           The Company shall indemnify, defend and save harmless each of the Depositary and its agents against any loss, liability or expense (including reasonable fees and expenses of counsel) that may arise out of (a) its acceptance and performance of its powers and duties in respect of this Deposit Agreement, except to the extent such loss, liability or expense is due to the negligence or bad faith of the Depositary or its agents, as the case may be, or (b) any offer or sale of ADRs, ADSs, Shares or other Deposited Securities or any registration statement under the Securities Act of 1933 in respect thereof filed by the Company (including any Form F-6 registration statement to which this Deposit Agreement has been, and may hereafter be, filed or incorporated by reference therein as an exhibit), except to the extent such loss, liability or expense arises out of information (or omissions from such information) relating to it furnished in writing to the Company by the Depositary or its agents expressly for use in any such registration statement.  The Depositary shall indemnify, defend and save harmless the Company against any loss, liability or expense (including reasonable fees and expenses of counsel) incurred by the Company which may arise out of acts performed or omitted by the Depositary under the terms hereof to the extent such loss, liability or expense is due to the negligence or bad faith of the Depositary or its agents.

(b)           Any person seeking indemnification hereunder (an "indemnified person") shall notify the person from whom it is seeking indemnification (the "indemnifying person") of the commencement of any indemnifiable action or claim promptly after such indemnified person becomes aware of such commencement (provided that the failure to make such notification shall not affect such indemnified person's rights otherwise than under this Section 15 and shall only affect its rights hereunder to the extent such failure is prejudicial) and shall consult in good faith with the indemnifying person as to the conduct of the defense of such action or claim, which shall be reasonable in the circumstances.  No indemnified person shall compromise or settle any indemnifiable action or claim without the prior written consent of the indemnifying person (which consent shall not be unreasonably withheld or delayed).

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(c)           The obligations set forth in this Section 15 shall survive the termination of this Deposit Agreement and the succession or substitution of any indemnified person.

16.           Notices.  Notice to any Holder shall be deemed given when first mailed, first class postage prepaid, to the address of such Holder on the ADR Register or received by such Holder.  Failure to notify a Holder or any defect in the notification to a Holder shall not affect the sufficiency of notification to other Holders or to the beneficial owners of ADSs held by such other Holders.  Notice to the Depositary or the Company shall be deemed given when first received by it at the address or facsimile transmission number set forth below, or at such other address or facsimile transmission number as either may specify to the other by written notice:

Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention: Depositary Receipts Department
Fax:  +1 212 816 6865

AstraZeneca PLC
2 Kingdom Street
London W2 6BD
Attention:  Company Secretary
Fax:  +44 20 7604 8060

17.           Miscellaneous.  This Deposit Agreement is for the exclusive benefit of the Company, the Depositary, the Holders, the Beneficial Owners and their respective successors hereunder, and shall not give any legal or equitable right, remedy or claim whatsoever to any other person.  The Holders and Beneficial Owners of ADRs from time to time shall be parties to this Deposit Agreement and shall be bound by all of the provisions hereof.  If any provision of this Deposit Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby.  This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

18.           Governing Law; Submission to Jurisdiction.  This Deposit Agreement and any and all ADRs shall be governed by and construed in accordance with the laws of the State of New York.  Notwithstanding anything contained in this Deposit Agreement, an ADR or any present or future provisions of the laws of the State of New York, the rights of holders of Shares and of any other Deposited Securities and the obligations and duties of the Company in respect of the holders of Shares and other Deposited Securities, as such, shall be governed by the laws of England (or, if applicable, such other laws as may govern the Deposited Securities).

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Except as set forth herein, the Company and the Depositary agree that the federal or state courts in the Borough of Manhattan, The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them that may arise out of or in connection with this Deposit Agreement and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts.  The Company hereby irrevocably designates, appoints and empowers CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011 (the "Agent") as its authorized agent to receive and accept for and on its behalf, and on behalf of its properties, assets and revenues, service by mail of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought against the Company in any federal or state court as described in the preceding sentence or in the next paragraph.  If for any reason the Agent shall cease to be available to act as such, the Company agrees to designate a new agent in New York on the terms and for the purposes of this paragraph reasonably satisfactory to the Depositary.  The Company further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Agent (whether or not the appointment of such Agent shall for any reason prove to be ineffective or such Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in this Deposit Agreement.  The Company agrees that the failure of the Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

Notwithstanding the foregoing, the Depositary and the Company unconditionally agree that in the event that a Holder or Beneficial Owner brings a suit, action or proceeding against (a) the Company, (b) the Depositary in its capacity as Depositary under this Deposit Agreement or (c) against both the Company and the Depositary, in any such case, in any state or federal court of the United States, and the Depositary or the Company have any claim, for indemnification or otherwise, against each other arising out of the subject matter of such suit, action or proceeding, then the Company and the Depositary may pursue such claim against each other in the state or federal court in the United States in which such suit, action, or proceeding is pending and, for such purposes, the Company and the Depositary irrevocably submit to the non-exclusive jurisdiction of such courts.  The Company agrees that service of process upon the Agent in the manner set forth in the preceding paragraph shall be effective service upon it for any suit, action or proceeding brought against it as described in this paragraph.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in this section, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, and agrees not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Deposit Agreement, any ADR or the Deposited Securities.

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EACH PARTY TO THIS DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).

The provisions of this Section 18 shall survive any termination of this Deposit Agreement, in whole or in part.

19.           ADS Fees and Charges.  The Company, the Holders, the Beneficial Owners, and persons depositing Shares for issuance of ADSs or surrendering ADSs for cancellation and withdrawal of Deposited Securities shall be required to pay the ADS fees and charges identified as payable by them respectively in the form of ADR.  All ADS fees and charges so payable may be deducted from distributions or must be remitted to the Depositary, or its designee, and may, at any time and from time to time, be changed by agreement between the Depositary and the Company, but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, only in the manner contemplated in paragraph (16) of the ADR.  The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

ADS fees and charges payable upon (i) deposit of Shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of Deposited Securities will be payable by the person to whom the ADSs so issued are delivered by the Depositary (in the case of ADS issuances) and by the person who delivers the ADSs for cancellation to the Depositary (in the case of ADS cancellations).  In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) surrendering the ADSs to the Depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time.  ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS record date established by the Depositary.  In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed.  In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS record date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders.  For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs.

11

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time.  The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time.  Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary.  Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The obligations of Holders and Beneficial Owners to pay ADS fees and charges shall survive the termination of the Deposit Agreement.  As to any Depositary, upon the resignation or removal of such Depositary as described in paragraph (15) of the form of ADR, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.

20.           Issuance of Additional Shares, ADSs etc.  The Company agrees that in the event of (1) any issuance or distribution of additional Shares, (2) any issuance or distribution of rights to subscribe for Shares, (3) any issuance or distribution of securities convertible into Shares, (4) a meeting of holders of Deposited Securities, or solicitation of consents or proxies, relating to any reclassification of Deposited Securities, merger or consolidation in which Deposited Securities will become or be exchanged for securities of a person other than their issuer or transfer of assets of the issuer of such Deposited Securities in consideration of the issuance of securities of the recipient or any of its affiliates, (5) a distribution of securities other than Shares (each a “Transaction”),  the Company will, if required in the reasonable judgment of the Depositary, promptly furnish to the Depositary a written opinion from U.S. counsel for the Company, which shall be reasonably satisfactory to the Depositary, stating whether or not the Transaction requires a registration statement under the Securities Act of 1933 to be in effect (i) for each of the Transactions referred to in (1), (2), (3) and (5) above, prior to making the securities to be distributed in such Transaction available to Beneficial Owners entitled thereto, and (ii) for any Transaction described in (4) above, prior to the solicitation of the vote on such Transaction described in (4) above.  If in the opinion of such counsel a registration statement is required, such counsel shall furnish to the Depositary written evidence as to whether or not there is a registration statement in effect which will cover such Transaction.

Nothing in this Section 20 or elsewhere in this Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to a Transaction or to endeavour to have any registration statement declared effective.

The Company agrees with the Depositary that neither the Company nor any of its Affiliates will at any time deposit any Shares, either originally issued or previously issued and reacquired by the Company or any such Affiliate, unless a registration statement is in effect as to such Shares under the Securities Act of 1933, or an exemption from such registration requirement is, in the view of the Company, available.

12

21.           Amendment and Restatement of Old Deposit Agreement. This Deposit Agreement amends and restates the Old Deposit Agreement in its entirety to consist exclusively of this Deposit Agreement, and Old ADRs are hereby deemed amended and restated to substantially conform to the form of ADR set forth in Exhibit A annexed hereto, except that, to the extent any portion of such amendment and restatement would prejudice any substantial existing right of holders of Old ADRs, such portion shall not become effective as to such holders with respect to such Old ADRs until thirty (30) days after such holders shall have received notice thereof, such notice to be conclusively deemed given upon the mailing to such holders of notice of such amendment and restatement which notice contains a provision whereby such holders can receive a copy of the form of ADR.

13

IN WITNESS WHEREOF, ASTRAZENECA PLC and CITIBANK, N.A. have duly executed this Deposit Agreement as of the day and year first above set forth and all Holders and Beneficial Owners of ADSs shall become parties hereto upon acceptance by them of ADSs issued in accordance with the terms hereof.

ASTRAZENECA PLC By: __________________________________ Name: Title: CITIBANK, N.A. By: __________________________________ Name: Title: Vice President

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EXHIBIT A
ANNEXED TO AND INCORPORATED IN
AMENDED AND RESTATED DEPOSIT AGREEMENT

[FORM OF FACE OF ADR]

Number _____________	CUSIP NUMBER:

American Depositary Shares (each American Depositary Share representing the right to receive one (1) fully paid ordinary share)

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

ORDINARY SHARES

of

ASTRAZENECA PLC

(Incorporated under the laws of England)

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as depositary (the "Depositary"), hereby certifies that _______ is the registered owner (a "Holder") of _______ American Depositary Shares ("ADSs"), each (subject to paragraphs (10) and  (13)) representing one (1) ordinary Share (including the rights to receive Shares described in paragraph (1), and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of AstraZeneca PLC, a corporation organized under the laws of England (the "Company"), deposited under the Amended and Restated Deposit Agreement dated as of _______________, 2014, (as amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders and Beneficial Owners from time to time of American Depositary Receipts evidencing ADSs issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto.  The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York. Notwithstanding anything contained in the Deposit Agreement, this ADR or any present or future provisions of the laws of the State of New York, the rights of holders of Shares and of any other Deposited Securities and the obligations and duties of the Company in respect of the holders of Shares and other Deposited Securities, as such, shall be governed by the laws of England (or, if applicable, such other laws as may govern the Deposited Securities).  The terms and conditions of the Deposit Agreement are hereby incorporated by reference and all capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement.

(1)          Issuance and Pre-Release of ADSs.  This ADR is one of the ADRs issued under the Deposit Agreement to evidence ADSs outstanding thereunder.  Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit of:  (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions on behalf of the Company; or, (c) in accordance with the next paragraph of this paragraph (1).

In its capacity as Depositary, the Depositary shall not lend Shares or ADSs; provided, however, that the Depositary may (i) issue ADSs prior to the receipt of Shares pursuant to paragraph 3 of the Deposit Agreement and (ii) deliver Shares prior to the receipt of ADSs for withdrawal of Deposited Securities pursuant to paragraph (2) hereof, including ADSs which were issued under (i) above but for which Shares may not have been received (each such transaction a "Pre-Release").  The Depositary may receive ADSs in lieu of Shares under (i) above and receive Shares in lieu of ADSs under (ii) above.  Each such Pre-Release will be (a) subject to a written agreement whereby the person or entity (the "Applicant") to whom ADSs or Shares are to be delivered (w) represents that at the time of the Pre-Release the Applicant or its customer owns the Shares or ADSs that are to be delivered by the Applicant under such Pre-Release, (x) agrees to indicate the Depositary as owner of such Shares or ADSs in its records and to hold such Shares or ADSs in trust for the Depositary until such Shares or ADSs are delivered to the Depositary or the Custodian, (y) unconditionally guarantees to deliver to the Depositary or the Custodian, as applicable, such Shares or ADSs, and (z) agrees to any additional restrictions or requirements that the Depositary deems appropriate, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days' notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The Depositary will normally limit the number of ADSs and Shares involved in such Pre-Releases at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

The Depositary may also set limits with respect to the number of ADSs and Shares involved in Pre-Releases with any one person on a case-by-case basis as it deems appropriate.  The Depositary may retain for its own account any compensation received by it in conjunction with the foregoing.  Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the Holders (other than the Applicant).

Every person depositing Shares under the Deposit Agreement represents and warrants that (i) such Shares and the certificates therefor are duly authorized, validly issued, fully paid, non assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, (v) the Shares presented for deposit have not been stripped of any rights or entitlements and (vi) that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 ("Restricted Securities") unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933.  To the extent the person depositing Shares is an "affiliate" of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions, of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be, on the sale thereof, Restricted Securities.  Such representations and warranties shall survive the deposit of Shares and issuance of ADRs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act. If any such representations or warranties are false in any way, the Company and the Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(2)           Withdrawal of Deposited Securities.  Subject to paragraphs (4) and (5), upon surrender for cancellation of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office (defined in paragraph (3)) or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3)           Transfers of ADRs.  The Depositary or its agent will keep, at a designated transfer office (the "Transfer Office"), (a) a register (the "ADR Register) for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs.  The term ADR Register includes the Direct Registration System.  Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable upon the same terms as a certificated security under the laws of the State of New York,; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of an ADR, unless such holder is the Holder thereof.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or requested by the Company.  At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4)           Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.  The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

(5)          Taxes.  If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder and the Beneficial Owner hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Deposited Securities.  In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian.  If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian, is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.  Each Holder of an ADR or an interest therein agrees to indemnify the Depositary, the Company, the Custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

(6)           Disclosure of Interests.  To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders, Beneficial Owners and all persons holding ADSs (or any interest therein) agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof.  The Company reserves the right to instruct Holders to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder thereof as a holder of Shares and Holders agree to comply with such instructions.  The Depositary agrees to cooperate with the Company in its efforts to inform Holders of the Company's exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Holder.  The Company may from time to time request Holders or beneficial owners of an interest in ADRs to provide information as to the capacity in which such Holders own or owned ADRs and regarding the identity of any other persons then or previously having a beneficial interest in such ADRs and the nature of such interest and various other matters.  Each Holder agrees to provide any information requested by the Company or the Depositary pursuant to this paragraph (6).  The Depositary agrees to comply with reasonable written instructions received from time to time from the Company requesting that the Depositary forward any such requests to the Holders and to forward to the Company any responses to such requests received by the Depositary.

Notwithstanding any provision of the Deposit Agreement or of this ADR and without limiting the foregoing, by being a Holder of an ADR, each such Holder agrees to provide such information as the Company may request in a disclosure notice (a "Disclosure Notice") given pursuant to the United Kingdom Companies Act 1985 (as amended from time to time and including any statutory modification or re-enactment thereof, the "Companies Act") or the Memorandum and Articles of Association of the Company (the "Articles of Association").  By accepting or holding this ADR, each Holder and Beneficial Owner acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the holder of the Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the Articles of Association which currently include, the withdrawal of the voting rights of such Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Shares.  In addition, by accepting or holding this ADR each Holder and Beneficial Owner agrees to comply with the provisions of the Companies Act with regard to, the notification to the Company of interests in Shares, which currently provide, inter alia, that any Holder who is or becomes directly or indirectly interested (within the meaning of the Companies Act) in 3% or more of the outstanding Shares, or is aware that another person for whom it holds such ADRs is so interested, must within two business days after becoming so interested or so aware (and thereafter in certain circumstances upon any change to the particulars previously notified) notify the Company as required by the Companies Act.  After the relevant threshold is exceeded, similar notifications must be made in whole respect of whole percentage figure increases or decreases, rounded down to the nearest whole number.

(7)           ADS Fees and Charges.  The following ADS fees are payable under the terms of the Deposit Agreement:

(i)
ADS Issuance Fee:  by any person depositing Shares or to whom ADSs are issued upon the deposit of Shares (excluding issuances as a result of distributions described in paragraph (iv) below), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) so issued under the terms of the Deposit Agreement;

(ii)
ADS Cancellation Fee:  by any person surrendering ADSs for cancellation and withdrawal of Deposited Property or by any person to whom Deposited Property is delivered, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) surrendered;

(iii)
Cash Distribution Fee:  by any Holder of ADSs, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements);

(iv)
Stock Distribution /Rights Exercise Fee:  by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for (a) the distribution of stock dividends or other free stock distributions or (b) the exercise of rights to purchase additional ADSs;

(v)
Other Distribution Fee:  by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs; and

(vi)	Depositary Services Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.

In addition, Holders, Beneficial Owners, persons depositing Shares for issuance of ADSs, and persons surrendering ADSs for cancellation and for the purpose of withdrawing Deposited Securities will be responsible for the payment of the following ADS charges under the terms of the Deposit Agreement:

(a)	taxes (including applicable interest and penalties) and other governmental charges;
(b)
such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)
such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Shares or withdrawing Deposited Securities or of the Holders and Beneficial Owners of ADSs;

(d)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;
(e)
such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Shares, Deposited Securities, ADSs and ADRs; and

(f)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the delivery or servicing of Deposited Property.

All ADS fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of ADS fees and charges payable by Holders and Beneficial Owners, only in the manner contemplated by paragraph (16) of this ADR and as contemplated in the Deposit Agreement.  The Depositary shall provide, without charge, a copy of its latest ADS fee schedule to anyone upon request.

ADS fees and charges payable upon (i) deposit of Shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of Deposited Securities, will be payable by the person to whom the ADSs so issued are delivered by the Depositary (in the case of ADS issuances) and by the person who delivers the ADSs for cancellation to the Depositary (in the case of ADS cancellations).  In the case of ADSs issued by the Depositary into DTC or presented to the Depositary via DTC, the ADS issuance and cancellation fees and charges will be payable by the DTC Participant(s) receiving the ADSs from the Depositary or the DTC Participant(s) surrendering the ADSs to the Depositary for cancellation, as the case may be, on behalf of the Beneficial Owner(s) and will be charged by the DTC Participant(s) to the account(s) of the applicable Beneficial Owner(s) in accordance with the procedures and practices of the DTC Participant(s) as in effect at the time.  ADS fees and charges in respect of distributions and the ADS service fee are payable by Holders as of the applicable ADS record date established by the Depositary.  In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed.  In the case of (i) distributions other than cash and (ii) the ADS service fee, the applicable Holders as of the ADS record date established by the Depositary will be invoiced for the amount of the ADS fees and charges and such ADS fees may be deducted from distributions made to Holders.  For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC and may be charged to the DTC Participants in accordance with the procedures and practices prescribed by DTC from time to time and the DTC Participants in turn charge the amount of such ADS fees and charges to the Beneficial Owners for whom they hold ADSs.

The Depositary may reimburse the Company for certain expenses incurred by the Company in respect of the ADR program established pursuant to the Deposit Agreement, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as the Company and the Depositary agree from time to time.  The Company shall pay to the Depositary such fees and charges, and reimburse the Depositary for such out-of-pocket expenses, as the Depositary and the Company may agree from time to time.  Responsibility for payment of such fees, charges and reimbursements may from time to time be changed by agreement between the Company and the Depositary.  Unless otherwise agreed, the Depositary shall present its statement for such fees, charges and reimbursements to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The obligations of Holders and Beneficial Owners to pay ADS fees and charges shall survive the termination of the Deposit Agreement.  As to any Depositary, upon the resignation or removal of such Depositary as described in this ADR, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such resignation or removal.

(8)           Available Information.  The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders and Beneficial Owners at the offices of the Depositary and the Custodian and at the Transfer Office.  The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company.  The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the "Commission").  Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

(9)           Execution.  This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

CITIBANK, N.A., as Depositary By:___________________________________
Authorized Officer

The Depositary's executive office is located at 388 Greenwich Street, New York, New York 10013.

[FORM OF REVERSE OF ADR]

(10)           Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), to the extent practicable and provided timely written notice is delivered to the Depositary, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:  (a) Cash.  Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a practicable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a practicable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If at any time the Depositary shall determine that in its judgment the conversion of any foreign currency and the transfer and distribution of proceeds of such conversion received by the Depositary is not practicable or lawful, or if any approval or license of any governmental authority or agency thereof that is required for such conversion, transfer and distribution is denied or, in the opinion of the Depositary, not obtainable at a reasonable cost or within a reasonable period, the Depositary may, in its discretion, (i) make such conversion and distribution in U.S. dollars to the Holders for whom such conversion, transfer and distribution is lawful and practicable, (ii) distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to Holders for whom this is lawful and practicable, or (iii) hold (or cause the Custodian to hold) such foreign currency (without liability for interest thereon) for the respective accounts of the Holders entitled to receive the same. (b) Shares.  (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash.  (c) Rights.  (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).  (d) Other Distributions.  (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.  Such U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents.  Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices.

(11)          Record Dates.  Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights, or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the Depositary may fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated.

(12)           Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall fix the ADS record date in respect of such meeting or solicitation of consent or proxy in accordance with paragraph (11).  The Depositary shall, if requested by the Company in writing in a timely manner, at the Company's expense and provided no U.S. legal prohibitions exist, distribute to Holders as of the ADS Record Date: (a) such notice of meeting or solicitation of consent or proxy, (b) a statement that the Holders at the close of business on the ADS Record Date will be entitled, subject to any applicable law, the provisions of the Deposit Agreement, the Articles of Association of the Company and the provisions of or governing the Deposited Securities, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder's ADSs, and (c) a brief statement as to the manner in which such voting instructions may be given.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of Deposited Securities, distribute to the Holders a notice that provides Holders with, or otherwise publicizes to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities.  Upon the timely receipt from a Holder of ADSs as of the ADS Record Date of voting instructions in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, Articles of Association of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities (in person or by proxy) represented by such Holder's ADSs in accordance with such voting instructions.

Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder shall not be voted (except as otherwise contemplated herein).  Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated herein.  If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder's ADSs, the Depositary will deem such Holder (unless otherwise specified in the notice distributed to Holders) to have instructed the Depositary to vote in favor of the items set forth in such voting instructions.

If the Depositary (x) is notified by the Company or the Custodian that new or modified resolutions are to be, or may be,  considered at a shareholders' meeting that have not been included in the materials distributed to the Holders (i.e., resolutions that may be introduced or modified at the shareholders' meeting), and (y) has received valid and timely instructions from Holders, such Holders shall (unless otherwise specified in the notice distributed to the Holders) be deemed to have instructed the Depositary to (i) vote the Shares represented by such Holders' ADSs in favor of the new or modified resolutions if such resolutions have been formally approved by the Company's board of directors or the Company's board of directors has formally recommended a vote in favor of such resolutions, and the Company has notified the Depositary of such approval or recommendation, (ii) vote the Shares represented by such Holders' ADSs against the new or modified resolutions if such resolutions have been formally disapproved by the Company's board of directors or the Company's board of directors has formally recommended a vote against such resolutions, and the Company has notified the Depositary of such disapproval or recommendation, and (iii) abstain from voting the Shares represented by such Holders' ADSs  if the Company's board of directors has not formally approved or disapproved such resolutions, has not recommended a vote in favor or against such resolutions, or the Company has not notified the Depositary of such approval, disapproval or recommendation.  Notwithstanding anything else contained herein, the Depositary shall, if so requested in writing by the Company, represent all Deposited Securities (whether or not voting instructions have been received in respect of such Deposited Securities from Holders as of the ADS record date) for the sole purpose of establishing quorum at a meeting of shareholders.

Notwithstanding anything else contained in the Deposit Agreement or any ADR, the Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation of consents or proxies, of holders of Deposited Securities if the taking of such action would violate U.S. laws.  The Company agrees to take any and all actions reasonably necessary to enable Holders and Beneficial Owners to exercise the voting rights accruing to the Deposited Securities and to deliver to the Depositary an opinion of U.S. counsel addressing any actions reasonably requested to be taken if so requested by the Depositary.

There can be no assurance that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

(13)           Changes Affecting Deposited Securities.  Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs  or ADSs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, and to the extent the Depositary does not so amend the terms and conditions of  the ADRs or ADSs or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(14)          Exoneration.  The Depositary, the Company, their agents and each of them shall:  (a) incur no liability (i) if any present or future law, rule, regulation, fiat, order or decree of the United States, England or any other country, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's Articles of Association, any act of God, war, terrorism or other circumstance beyond its control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or this ADR provides shall be done or performed by it or them (including, without limitation, voting pursuant to paragraph (12) hereof), or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR; (b) assume no liability except to perform its obligations to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (d) in the case of the Company and its agents hereunder be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, Beneficial Owner or any other, person believed by it to be competent to give such advice or information; or (f) not be liable for any consequential or punitive damages for any breach of the terms of the Deposit Agreement or this ADR.  The Depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of Deposited Securities or otherwise.  The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch of Citibank, N.A.  The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote.  The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.  Notwithstanding anything to the contrary set forth in the Deposit Agreement or an ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.  None of the Depositary, the Custodian or the Company shall be liable for the failure by any Holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder's or beneficial owner's income tax liability.  The Depositary and the Company shall not incur any liability for any tax consequences that may be incurred by Holders and beneficial owners on account of their ownership of the ADRs or ADSs.  The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.  Neither the Company nor the Depositary nor any of their respective agents shall be liable to Holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.  No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be liable for any acts or omissions made by a predecessor depositary whether in connection with an act or omission of the Depositary or in connection with any matter arising wholly prior to the appointment of the Depositary or  after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

(15)           Resignation and Removal of Depositary; the Custodian.  The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by no less than 90 days' prior written notice of such removal, to become effective upon the later of (i) the 90th day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may appoint substitute or additional Custodians (to the extent multiple Custodians are permitted under law) and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16)           Amendment.  Subject to the last sentence of paragraph (2), the ADRs, the ADSs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall become effective 30 days after notice of such amendment shall have been given to the Holders and Beneficial Owners.  Every Holder and Beneficial Owner of an  ADS (or any interest therein) at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADS (or any interest therein), to consent and agree to such amendment and to be bound by the Deposit Agreement and, if applicable, the ADR(s), as so amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.  The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders and Beneficial Owners, shall be deemed not to prejudice any substantial rights of Holders or Beneficial Owners.  In no event shall any amendment or supplement impair the right of the Holder to surrender such ADS and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.  Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement, the ADRs and the ADSs at any time in accordance with such changed laws, rules and regulations.  Such amendment or supplement to the Deposit Agreement and, if applicable, the ADR, in such circumstances may become effective before a notice of such amendment or supplement is given to Holders and Beneficial Owners or within any other period of time as required for compliance. Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders to retrieve or receive the text of such amendment (i.e., upon retrieval from the Securities and Exchange Commission's, the Depositary's or the Company's website or upon request from the Depositary).

(17)           Termination.  The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as Depositary hereunder, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating hereunder on the 90th day after the Company's notice of removal was first provided to the Depositary.  After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash.  After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

(18)          Appointment.  Each Holder and each person holding an interest in ADSs, upon acceptance of any ADSs, (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

(19)           Waiver. EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER AND/OR HOLDER OF INTERESTS IN ADRS) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN OR THEREIN, OR THE BREACH HEREOF OR THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).